Exhibit 99.1

News Detail

Westlake Chemical Announces That Director Bill Barnett Will Retire

4/5/2013 4:08:06 PM

HOUSTON, April 5, 2013 /PRNewswire/ — Westlake Chemical Corporation (NYSE: WLK) announced today that E. William (Bill) Barnett, a director of the company since 2006, has informed the company that he has elected to retire from the board after completing his current term, which will expire at the 2013 annual meeting of stockholders of the company. As a result, Mr. Barnett will not stand for re-election at the annual meeting.

Mr. James Chao, the chairman of Westlake’s board, said, “We are extremely grateful to Bill for his years of service on our board. Among many contributions, he acted as chair of our Nominating and Governance Committee during a period of growth and challenging regulatory changes. We will miss Bill, and we extend to him our best wishes as he remains active in many professional areas.”

Westlake Chemical Corporation (WLK)

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC resin and PVC building products, including PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlake.com.

SOURCE Westlake Chemical Corporation

Media Relations—David R. Hansen—713.960.9111 or Investor Relations—Steve Bender—713.960.9111